Exhibit 99

                      DEL MONTE FOODS REPORTS
                    FISCAL Q4 AND 1998 RESULTS

  --------------------------------------------------------------

           SAN FRANCISCO, CA, July 27, 1998 - Del Monte Foods Company today reported its financial results for the three and 12 months ended June 30, 1998. Net income for the fourth quarter was $5 million compared to a loss of $77 million for the same quarter of fiscal 1997. Net income for the year ended June 30, 1998 was $5 million compared to a loss of $58 million in 1997. Net income for both years is affected by certain unusual or one-time costs and expenses which are shown on the table below.

           During the fourth quarter of fiscal 1998, revenue increased by $64 million to $345 million as a result of higher sales of the Company's principal fruit and vegetable products, and product sales of Contadina, which was acquired in December, 1997.

           Interest expense for the fourth quarter of fiscal 1998 was $19 million, an increase of $4 million, or 27%, from the comparable prior year period due to higher debt levels resulting from the April 1997 recapitalization and the Contadina acquisition.

           Revenues for the 1998 fiscal year of $1,313 million reflect a 7.9% increase over fiscal 1997. This increase was driven by strong sales of the Company's principal fruit and vegetable products, the successful introduction of new products, expanded distribution into club stores, and the Contadina acquisition.

           Interest expense for fiscal 1998 was $77 million, an increase of $25 million, or 48%, over fiscal 1997 due to higher debt levels resulting from the recapitalization and the Contadina acquisition.

           Del Monte Foods Company, a branded marketer of premium quality, nutritious food products, is the largest producer and distributor of canned fruits, vegetables and tomatoes in the United States. Its principal brands include Del Monte and Contadina. In the United States, the Company employs 2,550 full time employees and 10,900 additional seasonal workers in 15 production facilities in California, the Midwest, Washington and Texas, as well as six distribution centers. The Company is not an affiliate of Fresh Del Monte Produce Inc.


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                      Del Monte Foods Company
                       (Dollars in Millions)

                   Three Months Ended         Twelve Months Ended
                        June 30,                    June 30,

                   1998          1997           1998          1997
                   ----          ----           ----          ----
Net sales          $345          $281         $1,313        $1,217
Operating income     25             4             82            71
Interest expense     19            15             77            52
Net income            5           (77)             5           (58)


Net income for both years is affected by certain unusual or one-time costs and expenses which are shown below:

                               Fiscal 1998            Fiscal 1997
                               -----------            -----------
                              Q4      Annual         Q4      Annual
                              --      ------         --      ------
Contadina inventory
  step-up                      1          3         ---        ---
Contadina acquisition
  costs                      ---          7         ---        ---
Plant consolidation
  charges                      3          3         ---        ---
Severance                    ---          7         ---        ---
Recapitalization costs       ---        ---          85         85
                          ------     ------      ------     ------
Total                          4         20          85         85